SouthWest Water Company Names Keith C. Rice

Vice President, Safety and Compliance

LOS ANGELES, California, September 3, 2010 — SouthWest Water Company (NASDAQ: SWWC) today announced that Keith C Rice, P.E. has joined the company as vice president, safety and compliance.

“A safe working environment and regulatory compliance are essential for our employees, clients and customers,” said Mark Swatek, SouthWest Water's chief executive officer and president. “Keith’s extensive knowledge of the water and wastewater business will be of tremendous value to our efforts to be an industry leader in both areas.”

Rice, 57, is a 34-year veteran of the water and wastewater industry. He most recently served as Principal Engineer for AECOM, a global provider of professional technical and management support services, where he was client service manager and project manager for several high-profile water and wastewater projects.  Over his long career in the industry he has held project and program management roles over water treatment plants, reclaimed water projects, pipeline rehabilitations, water quality master plans and wastewater treatment plants, among others. Rice earned a Bachelor of Science degree in civil engineering from University of Vermont and a Masters of Business Administration from the University of Central Florida.  He is a registered professional engineer in Florida.

About SouthWest Water

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in nine states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

For Further Information:

CONTACT: DeLise Keim

                VP Corporate Communications

                213.929.1846

SouthWest Water Company

624 S. Grand Ave., Suite 2900

Los Angeles, CA 90017

www.swwc.com                                    ###